Exhibit 3.1

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "355 INC.", CHANGING ITS NAME FROM "355 INC." TO "ACE CONSULTING MANAGEMENT, INC.", FILED IN THIS OFFICE ON THE EIGHTH DAY OF JANUARY, A.D. 2010, AT 2:14 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

3706485 8100		/s/ Jeffrey W. Bullock
100022399		Jeffrey W. Bullock, Secretary of State

	Authentication:	7748112
You may verify this certificate online at corp.delaware.gov/authver.shtml	Date:	01-08-10

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

355 INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the "corporation") is 355 Inc.

2. The certificate of incorporation of the corporation is hereby amended by striking out ARTICLE 1 thereof and by substituting in lieu of said Article the following new Article:

ARTICLE 1: The name of the corporation is ACE CONSULTING MANAGEMENT, INC.

3. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on January 8, 2010

By:	/s/ Alex Jen
Alex Jen
Chief Executive Officer and Chief Financial Officer